Exhibit 10.1

PROPERTY AND ASSET MANAGEMENT AGREEMENT

THIS PROPERTY AND ASSET MANAGEMENT AGREEMENT (this “Agreement”) is made as of this 22nd day of September, 2011 (the “Effective Date”), by and between TNP SRT Topaz Marketplace, LLC, a Delaware limited liability company, its successors and assigns (the “Company”) and TNP Property Manager, LLC, a Delaware limited liability company (the “Property Manager”).

Recitals

WHEREAS, Company owns that certain real property commonly known as Topaz Marketplace located at 14101, 14135 & 14177 Main Street, Hesperia, CA 92345 and as further described in Exhibit “A” attached hereto and incorporated herein (the “Property”); and

WHEREAS, Company desires to engage, and the Property Manager desires to be engaged, to supervise, manage, lease, operate and maintain the Property on the terms and conditions set forth in this Agreement.

Agreement

NOW, THEREFORE, in consideration of the mutual promises and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Commencement and Termination Dates. This Agreement shall commence on the Effective Date and shall terminate on the earlier to occur of: (i) the sale of the Property or any portion thereof (in which event only as to such portion of the Property sold); (ii) the termination of this Agreement pursuant to Section 15 below; or (iii) December 31, 2032 (the “Term”).

2. Authority of Property Manager. Subject to the approval of Company where required hereunder, Property Manager shall have the power and authority to act on behalf of the Company with respect to the duties conferred upon Property Manager hereunder. The power and authority granted by Company to Property Manager hereunder shall include the power and authority to execute, acknowledge, and swear to the execution, acknowledgment of and the filing of, documents involving the ownership, financing, management and operation of the Property which are consistent with this Agreement, and any and all such other documents as may be necessary to implement the management powers of Property Manager set forth in this Agreement. If Company shall now or hereafter be comprised of more than one person or entity, any approval of Company required hereunder shall be deemed granted upon the affirmative consenting vote of persons or entities holding more than fifty percent (50%) of the interest in the Property.

3. Status of the Property Manager. The Company and the Property Manager do not intend to form a joint venture, partnership or similar relationship. Instead, the parties intend that the Property Manager shall act solely in the capacity of an independent contractor for the Company. Nothing in this Agreement shall cause the Property Manager and the Company to be joint venturers or partners of each other, and neither shall have the power to bind or obligate the other party by virtue of this Agreement, except as expressly provided in this Agreement. Nothing in this Agreement shall deprive or otherwise affect the right of either party to own, invest in, manage, or operate, or to conduct business activities which compete with the business of, the Property.

4. Property Manager’s Responsibilities

4.1 Management. Property Manager shall manage, operate and maintain the Property in a diligent, professional and commercially reasonable manner, subject to the terms and provisions of this Agreement; provided, however, that Company shall make available to the Property Manager such sums as are reasonably necessary to pay the costs thereof. Property Manager may implement such procedures with respect to the Property as Property Manager may deem advisable for the more efficient and economically sound management, operation and maintenance thereof.

4.2 Employees and Third Party Contractors. At all times during the Term, Property Manager shall employ, directly or through third party contractors (e.g., employing a local property management and/or leasing company), a sufficient number of capable employees and/or third party contractors to enable Property Manager to properly, adequately, safely and economically manage, operate and maintain the Property. All matters pertaining to the supervision of such employees and/or third party contractors shall be the responsibility of Property Manager. All salaries and benefits of employees who perform work in connection with the Property shall be consistent with the Budget (as hereinafter defined).

4.3 Compliance with Laws, Loan Documents and Other Matters.

4.3.1 Property Manager shall use commercially reasonable efforts to comply with any applicable Loan Documents (as hereinafter defined) and governmental requirements relative to the performance of its duties hereunder. Expenses incurred to remedy any violations of laws or to comply with the Loan Documents shall be drawn from the Operating Account (as hereinafter defined); provided, however, that Property Manager shall not be obligated to expend funds to remedy any such violations if sufficient funds are not available in the Operating Account or if Company does not provide sufficient additional funds to do so.

4.3.2 Promptly after receipt, Property Manager shall furnish to Company copies of any notices of violation of any governmental requirement, orders issued by any governmental entity and any notices of default from the Lender (as hereinafter defined).

5. Budgets and Operating Plan.

5.1 Property Manager shall prepare and submit to Company a capital and operating budget on a monthly, generally accepted accounting principles in the United States (“GAAP”) basis for the management, operation and maintenance of the Property for each calendar year (each, a “Budget”). The Budget for the initial calendar year shall be prepared by manager and submitted to Company within thirty days of the date of this Agreement and such initial Budget shall be reasonably acceptable to Lender as hereinafter defined. On or prior to December 15th of the calendar year prior to all subsequent Budget years, or as soon as possible thereafter, Property Manager shall deliver to Company for approval a proposed Budget for the following calendar year. Company shall have fifteen (15) days after receipt of the same to approve or disapprove the proposed Budget (the “Budget Review Period”), and shall notify Property Manager of its approval or disapproval of the proposed Budget within the Budget Review Period. Any notice of disapproval shall set forth the grounds for such disapproval with specificity such that Property Manager may endeavor to address those grounds in a revised, proposed Budget to be thereafter submitted to Company. If Company fails to notify Property Manager of its disapproval of the Budget within the Budget Review Period, Company shall be deemed to have approved of the Budget. In the event a portion of any proposed Budget is disapproved, Property Manager may proceed under the proposed Budget for items that are not so disapproved and may take any actions permitted hereunder with respect to such items. In the event that any disapproved Budget items are operational expenditures, as opposed to capital expenditures, Property Manager shall be entitled to operate the Property using the prior year’s Budget for such items plus 5% until approval is obtained. Property Manager shall provide Company with such information regarding the Budget as may be, from time to time, reasonably requested by the Company. Property Manager shall charge all expenses to the proper account as specified in the approved Budget, provided that Property Manager may reallocate savings from one line item to other line items.

5.2 At any time during the calendar year to which any particular Budget applies and prior to making any expenditure which is not within an approved Budget, Property Manager may submit a proposed revision to such Budget to the Company for its approval consistent with the terms set forth above. Notwithstanding anything to the contrary in this Agreement, Property Manager shall not be required to submit a proposed Budget revision to Company for approval if any such expenditure is (a) less than 10% of the total Budget; or (b) is, in Property Manager’s reasonable judgment, required to avoid personal injury, significant property damage, a default under any Loan Documents, a violation of applicable law or the suspension of a service (collectively, “Permitted Expenditures”).

5.3 On or prior to December 15th of the calendar year prior to all subsequent Budget years, or as soon as possible thereafter, Property Manager shall submit to the Company, for information purposes only, an operating plan for the general operation of the Property, including a proposed list of improvements to the Property, general insurance plan, marketing plan and plan for the general operation and maintenance of the Property (the “Operating Plan”). Property Manager may submit a revised Operating Plan to the Company at any time.

6. Leasing.

6.1 Company hereby approves (i) all leases of any portion of the Property (collectively, and together with any amendments thereto, assignments thereof and guaranties thereto pertaining, the “Leases”) in effect as of the Effective Date.

6.2 Property Manager shall use commercially reasonable efforts to lease all vacant, leasable space in the Property and to renew Lease agreements in effect as of the Effective Date, and Company hereby grants Property Manager the power and authority to negotiate new Leases and Lease renewals and to take all actions as may be necessary or desirable, in Property Manager’s reasonable discretion, on behalf of Company, to accomplish the foregoing. Property Manager shall reasonably investigate all prospective Tenants (as hereinafter defined), and shall not lease to persons not meeting credit standards reasonable for the market. Property Manager may, in its discretion, obtain a credit check for any prospective Tenant through a credit check company. Property Manager shall retain such information for the duration of any ensuing tenancy, and shall make it available to Company upon reasonable notice, subject to compliance with any confidentiality restrictions required by any such Tenant or any credit check company. Notwithstanding the foregoing, Property Manager does not guarantee the accuracy of any such information or the financial condition of any Tenant.

6.3 Property Manager shall provide Company with any proposed new Lease or Lease renewal for approval (each, a “Proposed Lease Transaction”). Company shall have five (5) business days after receipt of the Proposed Lease Transaction to approve or disapprove the Proposed Lease Transaction (the “Lease Review Period”), and shall notify Property Manager of its approval or disapproval of the Proposed Lease Transaction within the Lease Review Period. Any notice of disapproval shall set forth the grounds for such disapproval with specificity such that Property Manager may endeavor to address those grounds in a revised Proposed Lease Transaction to be thereafter submitted to Company. If Company fails to notify Property Manager of its disapproval of any Proposed Lease Transaction within the Lease Review Period, Company shall be deemed to have approved of the Proposed Lease Transaction.

6.4 Property Manager will use commercially reasonable efforts (a) to develop and maintain good relations with the tenants under the Leases (each, a “Tenant,” and collectively, the “Tenants”); (b) to retain existing Tenants in the Property and, after completion of the initial leasing activity for new Tenants, to retain such new Tenants; (c) to secure compliance by the Tenants with the terms and conditions of their respective Leases; (d) to consider and record Tenant service requests in systematic fashion showing the action taken with respect to each, and thoroughly investigate all complaints of a nature which might have a material adverse effect on the Property or the Budget; and (e) to supervise the moving in and out of Tenants and arrange, to the extent possible, the dates thereof to minimize disturbance to the operation of the Property and inconvenience to other Tenants.

6.5 Except as otherwise provided herein or upon the prior written consent of Company, Property Manager shall not lease any space in the Property to itself or to any of its affiliates or subsidiaries.

6.6 Property Manager and Company agree that there shall be no discrimination against or segregation of any person or group of persons on account of age, race, color, religion, creed, handicap, sex or national origin in the leasing of the Property.

6.7 Property Manager is hereby authorized to execute, on behalf of Company, any and all Service Contracts (hereinafter defined), Subordination and Non-Disturbance Agreements, Tenant Estoppel Certificates and Tenant Notices with respect to the Property, as well as notices, estoppels certificates and other documents relating to the Loan (hereafter defined) which are ministerial in nature.

6.8 Property Manager shall coordinate and facilitate all tenant improvements contemplated by the Leases (collectively, “Tenant Improvements”) in accordance with the terms of this Agreement. For any Tenant Improvement contract requiring payment in excess of $100,000, the Property Manager shall follow the bidding requirements specified in Section 7.2.

7. Collection of Rents and Other Income. Unless otherwise required by any Loan Documents, Property Manager shall bill all Tenants for, when appropriate, and shall use commercially reasonable efforts to collect, all rent and other charges due and payable from all Tenants. Property Manager shall have the authority to use all commercially reasonable methods to collect such rent and other charges due, including, without limitation, pursuing litigation against any Tenant. Property Manager shall deposit all monies so collected in the Operating Account.

7.1 Repairs and Maintenance. Property Manager shall use commercially reasonable efforts to maintain and repair the buildings, appurtenances and grounds of the Property, other than areas which are the responsibility of Tenants, and to take precautions against fire at, vandalism of, burglary of and trespass to the Property. Such maintenance and repair obligations shall include, without limitation, janitorial services, painting, decorating, electrical, plumbing, carpentry, masonry, elevators and such other routine repairs as are necessary or reasonably appropriate in the course of maintenance of the Property.

7.2 Capital Expenditures. Property Manager may make any capital expenditure within any Budget approved by the Company. All other capital expenditures, other than Permitted Expenditures, shall be subject to submittal of a revised Budget to Company for approval in accordance with the terms of this Agreement. Unless Company specifically waives such requirements, Property Manager shall award any contract for a capital improvement exceeding $100,000 in cost on the basis of competitive bidding, selected from a minimum of two (2) written bids. Property Manager shall accept the bid of the lowest bidder determined by Property Manager, in its sole discretion, to be responsible, qualified and capable of completing such capital improvements on a reasonable schedule and as bid.

7.3 Service Contracts. Property Manager may enter into or renew any contract with any unrelated third party for cleaning, maintaining, repairing or servicing the Property or any portion thereof (including, but not limited to, contracts for fuel oil, security or other protection, or extermination, janitorial, landscaping, architectural or engineering services) (collectively, the “Service Contracts”) contemplated by the Budget and consistent with the Operating Plan. Each such Service Contract shall (a) be in the name of Company or in the name of Property Manager as agent for the Company; (b) be assignable to the nominee of the Company; and (c) be for a term not to exceed one (1) year, unless the circumstances require otherwise, in the sole discretion of Property Manager. Unless Company specifically waives such requirements, all Service Contracts for amounts in excess of $100,000 per year shall be subject to the bidding requirements specified in Section 7.2 above. If this Agreement expires or is terminated pursuant to Section 15 below, Property Manager shall assign to Company or the nominee of Company all, to the extent assignable, of Property Manager’s interest, if any, in and to the Service Contracts.

7.4 Supplies and Equipment. Property Manager may purchase, provide and pay for out of the Operating Account (so long as contemplated by the Budget or deemed to be a Permitted Expenditure) all needed janitorial and maintenance supplies, tools and equipment, restroom and toilet supplies, light bulbs, paints and similar supplies necessary for the management, operation and maintenance of the Property (collectively, the “Supplies and Equipment”). Such Supplies and Equipment shall be the property of Company, shall be delivered to and stored at the Property and shall be used only in connection with the management, operation, and maintenance of the Property. Property Manager shall use commercially reasonable efforts to purchase all goods, supplies or services at the lowest cost reasonably available from reputable sources in the metropolitan area where the Property is located.

7.5 Taxes. Property Manager shall obtain and verify bills for real estate and personal property taxes, general and special real property assessments and other like charges relating to the Property (collectively “Taxes”). If requested by Company, Property Manager will cooperate with Company to challenge the Taxes and the assessed valuation of the Property. To the extent contemplated by the Budget, Property Manager shall pay, within the time required to obtain discounts, from the Operating Account or funds provided by the Company, all Taxes.

7.6 Construction Management. Property Manager shall be responsible for coordinating and facilitating the planning and the performance of all construction including, without limitation, all maintenance, repairs, capital improvements, common area refurbishments and Tenant Improvements required to be constructed by Company after the Effective Date (collectively, “Construction Projects”), regardless of whether or not any of the Construction Projects arises out of a Lease executed prior to the Effective Date. Such coordination and facilitation services shall include, for example and not by any way of limitation, retaining architects, engineers or other consultants, assisting in the development of repair, capital improvement or Tenant space plans, cost estimating, advising Company with respect to the need for a general contractor, construction manager or other consultant, posting of appropriate notices of non-responsibility, providing notices of construction to affected Tenants and mitigating the effects of construction on such Tenants, and providing contractors, vendors and other Construction Property related personnel with access to the Property, parking and staging areas, necessary utilities and services. Property Manager shall be responsible for conducting meetings as deemed reasonably necessary by Property Manager, with the architect, contractor and consultants for all Construction Projects. Property Manager will also prepare a written report to Company as deemed reasonably necessary regarding the progress of each Construction Property in a format to be approved by the Company.

7.7 Limitation. Notwithstanding anything to the contrary contained herein, Property Manager shall only provide services to Tenants which are customary to the management of similar properties in that geographic area of the Property and shall provide no other services to the Tenants on behalf of the Company.

8. Basic Insurance.

8.1 Insurance.

8.1.1 Property Manager, at Company’s expense, will obtain and keep in force adequate insurance against physical damage (such as fire with extended coverage endorsement, boiler and machinery) and against liability for loss, damage or injury to property or persons that might arise out of the management, operation or maintenance of the Property, as contemplated by the Operating Plan and any Loan Documents. Property Manager shall not be required to maintain earthquake, flood or windstorm insurance unless expressly directed to do so by a specific written notice from Company or as required by any Loan Documents, but may do so in Property Manager’s reasonable discretion. Property Manager shall be a named insured on all property damage insurance and an additional insured on all liability insurance maintained with respect to the Property. In the event Property Manager receives insurance proceeds for the Property, the Property Manager will take any required actions as set forth in any Loan Documents affecting the Property. In the event that the Property Manager receives insurance proceeds that are not governed by the terms of any Loan Documents affecting the Property, the Property Manager, in its reasonable discretion, will either (a) use such proceeds to replace, repair or refurbish the Property or (b) distribute such proceeds to Company, as directed by Company. Any insurance proceeds distributed to Company will be distributed subject to the fees owed to Property Manager pursuant to this Agreement. Property Manager shall not knowingly permit the use of the Property for any purpose that might void any policy of insurance held by Company or which might render any loss thereunder uncollectible.

8.1.2 Property Manager shall investigate and, as soon as is reasonably practicable thereafter, submit a written report describing the same to Company and the insurance carrier, if applicable, together with the estimated costs of repair thereof, and prepare and file with the insurance company in a timely manner required reports in connection therewith. Notwithstanding the foregoing, Property Manager shall not be required to give such notice to Company if the amount of such claims, damage or destruction, as reasonably estimated by the Property Manager, does not exceed $100,000 for any one occurrence. Property Manager shall settle all claims against insurance companies arising out of any policies, including the execution of proofs of loss, the adjustment of losses, signing and collection of receipts and collection of money, except that Property Manager shall not settle claims in excess of $100,000 without the prior approval of the Company.

8.2 Contractor’s and Subcontractor’s Insurance. Property Manager shall require all contractors and subcontractors entering upon the Property to perform services to have insurance coverage, at such contractor’s or subcontractor’s expense, in the following minimum amounts: (a) worker’s compensation—statutory amount; (b) employer’s liability (if required under applicable law)—$500,000 (minimum); and (c) comprehensive general liability insurance, including comprehensive auto liability insurance covering the use of all owned, non-owned and hired automobiles, with bodily injury and property damage limits of $1,000,000 per occurrence and $2,000,000 in the aggregate. Property Manager shall obtain and keep on file a certificate of insurance that shows that each contractor and subcontractor is so insured. Property Manager may waive such requirements in its reasonable discretion.

8.3 Waiver of Subrogation. To the extent available at commercially reasonable rates, all property damage insurance policies required hereunder shall contain language whereby the insurance carrier thereunder waives any right of subrogation it may have with respect to Company or Property Manager. Property Manager may waive such requirement in its reasonable discretion.

9. Financial Reporting And Record Keeping.

9.1 Books of Accounts. Property Manager shall maintain adequate and separate books and records for the Property with the entries supported by sufficient documentation to ascertain their accuracy. Such books and records shall contain a separate accounting of all items of income and expenses. Company agrees to provide Property Manager with any financial or other information reasonably requested by Property Manager to carry out its services hereunder. Property Manager shall maintain such books and records at the Property Manager’s office at the address as set forth in Section 18, or at the office of any local property manager or leasing company to whom Property Manager may have subcontracted its duties hereunder or at the Property. Property Manager shall bear losses arising from the fraud or gross negligence of Property Manager or any of its employees or agents relating to the books and records required to be maintained in accordance with this Section.

9.2 Financial Reports. On or about the 45th day following the end of each calendar quarter, Property Manager shall furnish to the Company a report of all significant transactions occurring during such prior quarter, including, without limitation, a cash flow statement, a current rent roll and an update on the status of the Property. Within a reasonable time after (i) the close of a calendar year and (ii) the expiration or termination of this Agreement, Property Manager also shall deliver to Company an operating statement, a cash flow statement, a balance sheet for the Property and such other financial information as Property Manager, in its discretion, prepares. The financial statements and reports shall be prepared on a generally accepted accounting principles in the United States (“GAAP”) basis (unless the Loan Documents specify otherwise) and in compliance with all reporting requirements relating to the operations of the Property and required under then applicable Loan Documents.

9.3 Supporting Documentation. Property Manager shall maintain and make available at Property Manager’s office at the address set forth in Section 18, or at the office of any local property manager or leasing company to whom Property Manager may have subcontracted its duties hereunder or at the Property, copies of the following: (a) all bank statements and bank reconciliations; (b) detailed cash receipts and disbursement records; (c) rent roll of tenants; and (d) paid invoices (or copies thereof); Property Manager shall deliver a copy of the documents described above to Company upon written request.

9.4 Tax Information. Property Manager shall provide Company with sufficient information so that the Company can prepare its income tax returns.

10. Right to Audit. Company and its representatives may examine all books, records and files maintained for Company by Property Manager. Company may perform any audit or investigations relating to the Property Manager’s activities regarding the Property at Property Manager’s office at the address as set forth in Section 18, or at the office of any local property manager or leasing company to whom Property Manager may have subcontracted its duties hereunder or at the Property. Should Company discover defects in internal control or errors in record keeping, Property Manager shall undertake, with all appropriate diligence, to correct such discrepancies either upon discovery or within a reasonable period of time thereafter. Property Manager shall inform Company in writing of the action taken to correct any audit discrepancies.

11. Bank Accounts.

11.1 Operating Account. To the extent funds are not required to be placed in a lockbox pursuant to any Loan Documents, Property Manager shall deposit all rents and other funds collected from the operation of the Property in a reputable bank or financial institution in a special trust or depository account or accounts for the Property maintained by Property Manager for the benefit of the Company (such accounts, together with any interest earned thereon, shall collectively be referred to herein as the “Operating Account”). Property Manager shall maintain books and records of the funds deposited in and withdrawals from the Operating Account. With funds from Company, Property Manager shall maintain the Operating Account so that an amount at least as great as the budgeted expenses for such month is in the Operating Account as of the first of each month. From the Operating Account, Property Manager shall pay the operating expenses of the Property and any other payments relative to the Property as required by this Agreement. If more than one account is necessary to operate the Property, each account shall have a unique name, except to the extent any Lender requires sub-accounts within any account. Within three (3) months after receipt by Property Manager, all rents and other funds collected in the Operating Account, after payment of all operating expenses, debt service and such amounts as may be determined by the Property Manager to be retained for reserves or improvements, shall be paid to the Company.

11.2 Security Deposit Account. If applicable law or a Lender requires a segregated account of Tenant security deposits, Property Manager will open a separate account at a reputable bank or other financial institution. Property Manager may return such deposits to any Tenant in the ordinary course of business in accordance with the terms of the applicable Lease.

11.3 Access to Account. As authorized by signature cards, representatives of Property Manager shall have access to and may draw upon all funds in the accounts described in Sections 11.1 and 11.2 without the approval of Company. Additionally, representatives of Property Manager shall have access to and may draw upon any funds escrowed or held in reserve for capital expenditures, without the approval of the Company, provided that the requirements of Section 7.2 and any additional Lender requirements with respect to such amounts are satisfied. Company may not withdraw funds from such accounts without the Property Manager’s prior written consent, except (a) following the Property Manager’s default, and then after expiration of all applicable notice and cure periods or (b) the expiration or earlier termination of this Agreement.

12. Payments of Expenses.

12.1 Eligible Costs. In accordance with the Budget and the terms of this Agreement, Property Manager shall pay all expenses of the management, operation, maintenance of the Property directly from the Operating Account or shall be reimbursed by the Company, including without limitation the following: (a) the cost to correct the violation of any governmental requirement relating to the leasing, use, repair and maintenance of the Property, or relating to the rules, regulations or orders of the local Board of Fire Underwriters or other similar body, if such cost is not the result of the Property Manager’s gross negligence or willful misconduct; (b) the actual and reasonable cost of making all repairs, decorations and alterations if such cost is not the result of the Property Manager’s gross negligence or willful misconduct; (c) cost incurred by Property Manager in connection with all Service Contracts, including costs under any agreement with the Property Manager; (d) the cost of collection or attempted collection of delinquent rents collected by a collection agency or attorney; (e) legal fees of attorneys; (f) the cost of capital expenditures subject to the restrictions in Section 7.2; (g) the cost of printed checks for each account required by the Property and Company; (h) the cost of utilities; (i) the cost of advertising; (j) the cost of printed forms and supplies required for use at the Property; (k) the costs of Property Manager’s compensation set forth in Section 14; (l) the cost of Tenant Improvements; (m) any third-party leasing commissions for services provided in leasing the Property; (n) any third-party construction management fees for services provided in supervising any construction or repair in or about the Property; (o) any third-party selling commissions for the sale, exchange, or transfer of the Property or any portion thereof; (p) debt service; (q) the cost of insurance; (r) reimbursement of the Property Manager’s out-of-pocket costs and expenses to the extent not prohibited by Section 7; (s) the cost of general accounting and reporting services within the reasonable scope of Property Manager’s responsibility to Company; (t) the cost of the Supplies and Equipment and forms, papers, ledgers and other supplies and equipment (including computer equipment) used in the Property Manager’s office at any location; (u) cost of electronic data processing equipment, including personal computers located at the Property Manager’s office at the Property for preparation of reports, information and returns to be prepared by the Property Manager under the terms of this Agreement; (v) cost of electronic data processing provided by computer service companies for preparation of reports, information and returns to be prepared by the Property Manager under the terms of this Agreement; (w) all non-overhead out of pocket expenses of the Property Manager.

12.2 Operating Account Deficiency. If there are not sufficient funds in the Operating Account to make any payment referenced in Section 7, Property Manager shall notify Company, if possible, at least ten (10) days prior to any delinquency so that the Company has an opportunity to deposit sufficient funds in the Operating Account to allow for such payment prior to the imposition of any penalty or late charge. In no event shall Property Manager be required to expend any of its own funds for the operation or maintenance of the Property; provided, however, that should Property Manager do so, Property Manager shall be entitled to reimbursement from Company within thirty (30) days after such advance.

13. Property Manager’s Costs Not to Be Reimbursed.

13.1 Non-reimbursable Costs. The following expenses or costs incurred by or on behalf of the Property Manager in connection with its duties hereunder shall be at the sole cost and expense of the Property Manager and shall not be reimbursed by the Company: (a) costs attributable to losses arising from gross negligence, willful misconduct or fraud on the part of the Property Manager or its associates or employees; and (b) cost of insurance purchased by the Property Manager for its own account.

13.2 Litigation. The Property Manager will be responsible for, and hold the Company harmless from, all costs relating to disputes with employees for worker’s compensation (to the extent not covered by insurance), discrimination or wrongful termination, including legal fees and other expenses.

14 Compensation.

14.1 Property Management Fee. For its services in managing the day-to-day operations of the Property in accordance with the terms of this Agreement, Company shall pay to Property Manager an annual property management fee (the “Property Management Fee”) equal to 5.0% of the Gross Revenue (as hereinafter defined). The Property Management Fee shall be prorated for any partial year and shall be payable in equal monthly installments, in advance. The Property Management Fee shall be payable on the first day of each month from the Operating Account or from other funds timely provided by the Company. Upon the expiration or earlier termination of this Agreement, the parties will prorate the Property Management Fee on a daily basis to the effective date of such expiration or termination. Notwithstanding the foregoing and in addition thereto, upon a sale of the Property, Company shall pay to Property Manager an amount equal to one monthly installment of the Property Management Fee as compensation for work to be performed in connection with the sale and/or completion of managing matters relating to each Tenant. For purposes of this Agreement, the term “Gross Revenue” shall mean all gross collections from the operations of the Property, including, without limitation, rental receipts, late fees, application fees, pet fees, damages, lease buy-out payments, reimbursements by Tenants for common area expenses, operating expenses and taxes and similar pass-through obligations paid by Tenants, but shall expressly exclude (i) security deposits received from Tenants and interest accrued thereon for the benefit of the Tenants until such deposits or interest are included in the taxable income of the Company; (ii) advance rents (but not lease buy-out payments) until the month in which payments are to apply as rental income; (iii) reimbursements by Tenants for work done for a particular Tenant; (iv) proceeds from the sale or other disposition of all or any portion of the Property; (v) insurance proceeds received by the Company as a result of any insured loss (except proceeds from rent insurance or the excess of insurance proceeds for repairs over the actual costs of such repairs); (vi) condemnation proceeds not attributable to rent; (vii) capital contributions made by the Company; (viii) proceeds from capital, financing and any other transactions not in the ordinary course of the operation of the Property; (ix) income derived from interest on investments or otherwise; (x) abatement of taxes, awards arising out of takings by eminent domain and discounts and dividends on insurance policies; and (xi) rental concessions not paid by third parties.

14.2 [Intentionally Deleted.]

14.3 [Intentionally Deleted.]

14.4 [Intentionally Deleted]

14.5 [Intentionally Deleted]

14.6 [Intentionally Deleted]

14.7 Notwithstanding anything to the contrary in this Agreement, Property Manager shall have the right to designate another entity to receive any of the amounts to which Property Manager is entitled under this Agreement.

15. Termination.

15.1 Termination by Company. Company shall have the right to terminate this Agreement “for cause” upon thirty (30) days written notice to Property Manager. For purposes of this Agreement, termination “for cause” shall mean termination based upon (i) gross negligence or fraud by the Property Manager; (ii) willful misconduct or a willful breach of this Agreement by the Property Manager; or (iii) a bankruptcy filing, state of insolvency by the Property Manager or inability of the Property Manager to meet its financial or service obligations as they come due. Company shall not have the right to terminate this Agreement except in the event of a termination “for cause.”

15.2 Termination by Property Manager.

15.2.1 The Property Manager shall have the right to terminate this Agreement “for cause”, provided that (i) the Company is in default in the performance of any of their obligations hereunder, and such default remains uncured for thirty (30) days following the Property Manager’s giving of written notice of such default to the Company or (ii) any governmental law, regulation, or ruling requires the Property Manager to so terminate this Agreement.

15.2.2 In addition to the termination rights in Section 15.2.1 above, Property Manager shall have the right to terminate this Agreement for any reason or no reason upon sixty (60) days written notice to Company.

16. Final Accounting. Within forty-five (45) days after the expiration or earlier termination of this Agreement for any reason, Property Manager shall: (a) deliver to the Company a final accounting, setting forth the balance of income and expenses on the Property as of the date of expiration or termination; (b) transfer to any account indicated by the Company any balance or monies of the Company or Tenant security deposits held by the Property Manager with respect to the Property (or transfer the accounts in which such sums are held as instructed by the Company); and (c) deliver to any subsequent property manager or other agent indicated by the Company all materials and supplies, keys, books and records, Service Contracts, Leases, receipts for deposits, unpaid bills and other papers or documents in Property Manager’s possession that pertain to the Property. For a period of forty-five (45) days after such expiration or termination for any reason other than Company’s default, Property Manager shall (x) be available, through its senior executives familiar with the Property, to consult with and advise Company or any person or entity succeeding to Company as owner of the Property or such other person or persons selected by Company regarding the operation and maintenance of the Property; (y) cooperate with Company in notifying all Tenants of the expiration and termination of this Agreement; and (z) shall use commercially reasonable efforts to cooperate with Company to accomplish an orderly transfer of the operation and management of the Property to a party designated by the Company, and Company shall pay to Property Manager its prorated share of the Property Management Fee for such services through the conclusion of such forty-five (45) day period. On or prior to the expiration or earlier termination of this Agreement, Property Manager shall, at its cost and expense, remove all signs wherever located indicating that it is the property manager for the Property and shall replace and repair any damage resulting from such removal. Neither the expiration nor the termination of this Agreement shall release either party from liability for failure to perform any of the duties or obligations as expressed herein or required hereunder to be performed by such party for the period before the termination.

17. Conflicts. The Property Manager shall not deal with or engage, or purchase goods or services from, any subsidiary or affiliated company of the Property Manager in connection with the management of the Property for amounts above market rates.

18. Notices. Any notice to be given or other document or payment to be delivered by any party to any other party hereunder shall be addressed to the party for whom intended, as follows:

To the Property Manager at:

TNP Property Manager, LLC

c/o Thompson National Properties, LLC

1900 Main Street, 7th Floor

Irvine, California 92614

Attn: Property Management

To the Company at:

TNP SRT Topaz Marketplace, LLC

c/o Thompson National Properties, LLC

1900 Main Street, 7th Floor

Irvine, California 92614

Attn: Asset Management

Any party hereto may from time to time, by written notice to the other, designate a different address which shall be substituted for the one above specified. Unless otherwise specifically provided for herein, all notices, payments, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given and received (i) upon personal delivery or refusal thereof; (ii) upon confirmation of transmission via facsimile from the sender’s facsimile machine; or (iii) the immediately succeeding business day after deposit with Federal Express or other similar overnight delivery system.

19. Miscellaneous.

19.1 Assignment.

19.1.1 By Property Manager. Property Manager may not assign this Agreement without the prior written consent of Company, which consent may be withheld in Company’s sole and absolute discretion. Notwithstanding the foregoing, without Company’s prior written consent and in Property Manager’s sole discretion, Property Manager shall be permitted to (a) assign this Agreement to an affiliate, including, but not limited to, a partially-owned or wholly-owned subsidiary of Property Manager; and (b) assign, subcontract or delegate the day-to-day management responsibilities, leasing services and/or disposition services to one or more local property managers or leasing companies, so long as Property Manager continues to supervise the overall management of the Property. Property Manager may lease space within the Property to any such local property manager or leasing company.

19.1.2 By Company. Company may assign its rights under this Agreement to a party or parties acquiring Company’s interest in the Property (whether one or more, “Successor Company”). Successor Company shall take such interest subject to this Agreement, and Company and Successor Company shall execute an agreement whereby (i) Company assigns to Successor Company all of its right, title and interest in and to this Agreement; and (ii) Successor Company assumes, and agrees to perform faithfully and to be bound by, all of the terms, covenants, conditions, provisions and agreements of this Agreement with respect to the interest to be transferred. Upon execution of such assignment and assumption agreement, the assigning Company shall be relieved of all liability accruing after the effective date of the assignment and assumption agreement, and, without further action by Property Manager or Successor Company, Successor Company shall become a party to this Agreement and shall be treated as “Company” for all purposes hereunder as to its respective percentage interest in the Property.

19.2 Gender. Each gender shall include each other gender. The singular shall include the plural and vice-versa.

19.3 Amendments. Any purported amendments to or modifications of this Agreement shall not be effective unless approved by both of the parties in writing.

19.4 Attorneys’ Fees. With regard to any action or proceeding between Property Manager and Company arising from or relating to this Agreement or the enforcement or interpretation hereof, the party prevailing in such action or proceeding shall be entitled to recover from the other party all of its reasonable attorneys’ fees and other costs and expenses of the action or proceeding.

19.5 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the state in which the Property is located without regard to any choice of law rules.

19.7 Headings. All headings are only for convenience and ease of reference and are irrelevant to the construction or interpretation of any provision of this Agreement.

19.8 Time is of the Essence. Time is of the essence of each and every provision of this Agreement.

19.9 Indemnification by Property Manager. Property Manager shall indemnify, defend and hold Company and its shareholders, officers, directors, members, partners and employees harmless from any and all claims, demands, causes of action, losses, damages, fines, penalties, liabilities, costs and expenses, including reasonable attorneys’ fees and court costs, sustained or incurred by or asserted against Company where it is determined by final judicial determination that such loss, cost or expense was the result of the acts or omissions of Property Manager which arise out of the gross negligence, willful misconduct or fraud of Property Manager, its agents or employees or Property Manager’s breach of this Agreement. If any person or entity makes a claim or institutes a suit against the Company on a matter for which the Company claims the benefit of the foregoing indemnification, then (a) the Company shall give the Property Manager prompt notice thereof in writing; (b) the Property Manager may defend such claim or action by counsel of its own choosing provided such counsel is reasonably satisfactory to the Company; and (c) neither the Company nor the Property Manager shall settle any claim without the other’s written consent.

19.10 Indemnification by the Company. Company shall indemnify, defend and hold Property Manager, Thompson National Properties, LLC, and their shareholders, members, partners, officers, directors, managers and employees (each, an “Indemnified Party”) harmless from any and all claims, demands, causes of action, losses, damages, fines, penalties, liabilities, costs and expenses, including reasonable attorneys’ fees and court costs, sustained or incurred by or asserted against Indemnified Party (i) by reason of the operation, management, and maintenance of the Property and the performance by the Property Manager of the Property Manager’s obligations under this Agreement, including with respect to any injury, illness or death to any person or damage to any property from any cause whatsoever occurring in or upon or in any other way relating to the Property, except those instances which arise from the Property Manager’s gross negligence or fraud, (ii) for any failure on the part of the Company to comply with any of the covenants, terms, conditions, representations, warranties or indemnities of the Company contained in this Agreement; (iii) in connection with, related to, or arising directly or indirectly from any liabilities, duties, obligations, actions or omissions of any party operating, leasing or managing the Property prior to the Effective Date, including without limitation liabilities or claims arising in connection with any prior property manager’s business and its leasing and operation of the Property. If any person or entity makes a claim or institutes a suit against Indemnified Party on matter for which Indemnified Party claims the benefit of the foregoing indemnification, then (a) the Indemnified Party shall give Company prompt notice thereof in writing; (b) Company may defend such claim or action by counsel of its own choosing provided such counsel is reasonably satisfactory to the Indemnified Party; (c) neither Indemnified Party nor Company shall settle any claim without the other’s written consent; and (d) this subsection shall not be so construed as to release Company or Property Manager from any liability to the other for a breach of any of the covenants agreed to be performed under the terms of this Agreement.

19.11 Complete Agreement. This Agreement shall supersede and take the place of any and all previous agreements entered into and discussions between the parties with respect to the Property, and this Agreement contains the entire agreement of the parties with respect to the matters herein contained.

19.12 Severability. If any provisions of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement, then (a) the application of such provisions to any party or circumstances other than those as to which it is determined to be invalid or unenforceable shall not be affected thereby; and (b) the balance of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.

19.13 No Waiver. The failure by either party to insist upon the strict performance of or to seek remedy of any one of the terms or conditions of this Agreement or to exercise any right, remedy or election set forth herein or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future of such term, condition, right, remedy or election. All rights or remedies of the parties specified in this Agreement and all other rights or remedies that they may have at law, in equity or otherwise, shall be distinct, separate and cumulative rights or remedies, and no one of them, whether exercised or not, shall be deemed to be in exclusion of any other right or remedy of the parties.

19.14 Binding Effect. This Agreement shall be binding and inure to the benefit of the parties and their respective heirs, successors and assigns.

19.15 Enforcement of the Property Manager’s Rights. In any enforcement of its rights under this Agreement, Property Manager shall not seek or obtain a money judgment or any other right or remedy against any shareholders or disclosed or undisclosed principals of Company. Property Manager shall enforce its rights and remedies solely against the estate of Company in the Property or the proceeds of any sale thereof.

19.16 Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not a signatory to the same counterpart.

19.17 Binding Arbitration. Any dispute, claim or controversy arising out of or related to this Agreement, the breach hereof, the termination, enforcement, interpretation or validity hereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by arbitration in the county in which the Property is located. The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. The arbitrator shall, in the award, allocate all of the costs of the arbitration (and the mediation, if applicable), including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party, against the party who did not prevail. Notwithstanding the foregoing, upon the mutual agreement of the parties, the parties may submit any such dispute, claim or controversy to non-binding mediation prior to the commencement of arbitration.

BY EXECUTING THIS AGREEMENT YOU ARE AGREEING TO HAVE CERTAIN DISPUTES DECIDED BY NEUTRAL ARBITRATION AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE SUCH DISPUTES LITIGATED IN A COURT OR JURY TRIAL. BY EXECUTING THIS AGREEMENT YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

19.18 Equitable Relief. Each party to this Agreement acknowledges and agrees that remedies at law for a breach or threatened breach of any of the provisions of this Agreement may be inadequate and, in recognition of this fact, each party to this Agreement agrees that in addition to any remedies at law (including, without limitation, damages), equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy shall be available in the event of a breach or threatened breach of this Agreement.

20. Special Lender Provisions.

20.1 Company hereby grants to Property Manager, on behalf of Company, the power and authority to interface and communicate with, and Property Manager shall have responsibility for interfacing and communicating with, the holder of any deed of trust or mortgage now or hereafter encumbering the Property (whether one or more, and together with any successors or assigns, the “Lender”) securing any loan to Company (whether one or more, the “Loan”). With respect to interactions with the Lender, Property Manager shall (a) make all day-to-day business decisions customarily decided by a property manager; and (b) perform all services customarily performed by a property manager, including, without limitation, (i) designating changes in address; (ii) receiving any and all notices including, without limitation, default notices; (ii) requesting waivers of provisions in any documents executed by Company in conjunction with the Loan (collectively, the “Loan Documents”) and negotiating conditions to any such requested waivers; (iii) depositing rents or other revenues in any lockbox account maintained under such Loan Documents; (iv) receiving into the Operating Account all disbursements made out of any such lockbox to Company for the payment of operating expenses of the Property or otherwise to be made to or to the account of Company as such borrower under the Loan; and (v) requesting and receiving any amounts out of any reserve accounts or escrow accounts maintained by Lender on account of repairs, capital improvements, tenant improvements, leasing commissions, taxes and insurance proceeds or otherwise. Property Manager is expressly empowered and authorized to make disbursement requests from, and to receive draws or disbursements from, all reserve accounts and to receive disbursements from any lockboxes established under the Loan Documents. Company and any Successor Company by its execution or assumption hereof acknowledges and confirms the authorization hereby expressly given to the Lender to confer with Property Manager on all matters arising under the Loan Documents insofar as they relate to the management and operation of the Property and the obligations of Company to the Lender in connection therewith. Lender may rely upon the provisions of this Section 20.1, and the actions of the Property Manager taken pursuant thereto, without further inquiry, and Company shall be bound by any such action Property Manager may take; provided, however, that nothing set forth herein shall excuse the Property Manager from obtaining the consent of the Company if required hereunder.

20.2 Notwithstanding any of the provisions of this Agreement, no power or authority granted by Company to Property Manager in this Agreement shall empower Property Manager to transfer or sell the Property or any portion thereof.

20.3 Company and Property Manager hereby acknowledge and agree that their rights and remedies provided for anywhere in this Agreement, including, without limitation, all rights of indemnity or defense provided for above, and any and all fees payable hereunder, are subject and subordinate, as to payment and in all other respects, to the Loan and the Loan Documents; provided, however, that nothing set forth herein shall prohibit the current payment of amounts due under this Agreement. In addition, Property Manager hereby irrevocably agrees to stand still and not to enforce any of its legal rights or remedies hereunder, at law or in equity, including, without limitation, by bringing any legal action or proceeding (including, without limitation, any involuntary bankruptcy proceeding) or by prosecuting any claim in any foreclosure proceeding or other legal action or proceeding commenced by the Lender, until the Loan has been paid in full. Company and the Property Manager each agrees that all applicable statutes of limitation shall be tolled during any such stand still period. Company and the Property Manager hereby irrevocably assign to the Lender, during the term of the Loan, its right to vote in any bankruptcy or similar proceeding of Company or Property Manager.

20.4 Property Manager shall provide to the Lender all reports and other information required to be provided to Lender pursuant to the terms of the Loan Documents. All reporting covenants contained in the Loan Documents, while constituting the obligation of Company thereunder, shall be performed by Property Manager on behalf of Company.

20.5 Notwithstanding any provision contained herein to the contrary, in the event that the Lender or its successors or assigns becomes the title owner of the property through foreclosure or deed in lieu of foreclosure, Lender may terminate this Agreement with or without cause upon providing Property Manager with not less than thirty (30) days notice of its intent to so terminate this Agreement. In the event that Lender terminates this Agreement in accordance with the provisions of this Section 20.5 Lender shall not pay any termination fee or any other fees to Property Manager other than compensating Property Manager for the services it rendered on behalf of Lender pursuant to this Agreement up to the date of termination.

[Signatures to Follow on Next Page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date and year first above written.

PROPERTY MANAGER:

TNP PROPERTY MANAGER, LLC a Delaware limited liability company

By:	THOMPSON NATIONAL PROPERTIES, LLC
a Delaware limited liability company Its: Sole Member

	By:	/s/ James Wolford
	Name:	James Wolford
	Its:	CFO

COMPANY:

TNP SRT TOPAZ MARKETPLACE, LLC, a Delaware limited liability company

By:	TNP SRT SECURED HOLDINGS, LLC, a Delaware limited liability company
Its:	Sole Member and Manager

	By:	TNP STRATEGIC RETAIL OPERATING PARTNERSHIP, LP, a Delaware limited partnership
	Its:	Sole Member

		By:	TNP STRATEGIC RETAIL TRUST, INC., a Maryland corporation
		Its:	General Partner

		By:	/s/ James Wolford
		Name:	James Wolford
		Its:	CFO

EXHIBIT A

LEGAL PROPERTY DESCRIPTION

All that certain real property situated in the County of San Bernardino, State of California, described as follows:

Parcels 1, 2 and 3 of Parcel Map No. 18915, in the City of Hesperia, County of San Bernardino, State of California, as per map recorded in Book 232, Pages 89, 90 and 91 of Parcel Maps, in the office of the County Recorder of said county.

Assessor’s Parcel Number    3057-121-18; 3057-121-19; 3057-121-20